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                                                                   EXHIBIT 10.62

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

           This Amendment No. 1 dated December 9, 1999 hereby amends the Rights Agreement dated as of January 23, 1992 (the "Agreement"), between PolyMedica Corporation (then PolyMedica Industries, Inc.), a Massachusetts corporation (the "Company"), and BankBoston, N.A. (then The First National Bank of Boston), a national banking association, as Rights Agent (the "Rights Agent").


                              W I T N E S S E T H:

         WHEREAS, no Person has become an Acquiring Person as such terms are defined in the Agreement; and


         WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 1 pursuant to Section 27 of the Agreement;


         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:


1. Section 1(a) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any such Person who becomes the beneficial owner of 15% or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding or (v) an Exempted Person. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common

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                  Stock so that such Person would no longer be the Beneficial
                  Owner of 10% or more of the shares of Common Stock then outstanding, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person."

2. Section 1 of the Agreement is hereby further amended by adding new paragraph (m-1), immediately after paragraph (m), as follows:

                  (m-1) "Exempted Person" shall mean SAFECO Common Stock Trust, SAFECO Resource Series Trust, SAFECO Asset Management Company and SAFECO Corporation (collectively, "SAFECO"), unless and until such time as SAFECO, together with its Affiliates, directly or indirectly, becomes the Beneficial Owner of 20% or more of the Common Stock then outstanding, in which event SAFECO immediately shall cease to be an Exempted Person.

3. Section 11(a)(ii))B) of the Agreement is hereby deleted and the following substituted in lieu thereof:

                  (B) any Person (other than the Company, any Subsidiary of the company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 15% or more (or, in the case of an Exempted Person, 20% or more) of the shares of Common Stock then outstanding, unless the event causing the 15% threshold (or in the case of an Exempted Person, the 20% threshold) to be crossed is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from a nationally recognized investment banking firm selected by the Board of Directors of the Company, to be (a) at a price that is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and
                           (b) otherwise in the best interests of the Company and its stockholders, or

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           IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first written above.

                             POLYMEDICA CORPORATION

Attest:

/s/ Eric G. Walters                        /s/ Steven J. Lee
_____________________________          By:______________________________________
Name:  Eric G. Walters                 Name:  Steven J. Lee
Title: Chief Financial Officer         Title: Chairman of the Board
                                              and Chief Executive Officer
Seal

                                       BANKBOSTON, N.A.
Attest:

/s/ Patricia A. DeLuca                     /s/ Joshua P. McGinn
______________________________         By:______________________________________
Name:  Patricia A. DeLuca                 Name:  Joshua P. McGinn
Title: Account Manager                    Title: Senior Account Manager

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